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                                                                  Rule 424(b)(2)
                                                               File No. 33-63343
Pricing Supplement No. 3                                 Dated: October 26, 1995

(To Prospectus dated October 25, 1995 and
Prospectus Supplement dated October 25, 1995)

                           FINOVA CAPITAL CORPORATION
                   (Formerly Greyhound Financial Corporation)
                  Medium-Term Notes, Series C - Floating Rate

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Principal Amount:        $20,000,000    Trade Date:  10/26/95
Issue Price:             100%           Original Issue Date:  10/31/95
Initial Interest Rate:   6.0125%        Net Proceeds to Issuer:  $19,990,000
Stated Maturity Date:    10/31/96       Agent's Discount or Commission:  $10,000
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Calculation Agent:  First Interstate Bank of Arizona, N.A.

Interest Calculation:
  (X) Regular Floating Rate Note        ( ) Floating Rate/Fixed Rate Note
  ( ) Inverse Floating Rate Note            (Fixed Rate Commencement Date):
        (Fixed Interest Rate):              (Fixed Interest Rate):
  ( ) Other Floating Rate Note
      (see attached)

Interest Rate Basis:
      ( )   CD Rate                     ( ) Eleventh District Cost of Funds Rate
      ( )   CMT Rate                    ( ) Federal Funds Rate
      ( )   Commercial Paper Rate       ( ) Treasury Note Rate
      (X)   LIBOR                       ( ) Prime Rate
                                        ( ) Other (see attached)

  If LIBOR, Designated LIBOR Page:( ) Reuters Page: _____ or (X) Telerate Page:  3750
                    Index Currency:
  If CMT Rate, Designated Page: ( ) Reuters Page: _____ or ( ) Telerate Page:  _____
                    Index Currency:

Initial Interest Reset Date:  1/31/96                                            Spread (+/-): +0.075%
Interest Reset Dates:   1/31/96, 4/30/96 and 7/21/96.                            Spread Multiplier: N/A
Interest Payment Dates: 1/31/96, 4/30/96, 7/31/96 and at Maturity.               Maximum Interest Rate: N/A
Index Maturity:  N/A                                                             Minimum Interest Rate: N/A

Day Count Convention:

      (X) Actual/360 for the period from October 31, 1995 to October 31, 1996
      ( ) Actual/Actual for the period from     to
      ( ) 30/360 for the period from            to

Redemption:

      (X) The Notes cannot be redeemed prior to the Stated Maturity Date.
      ( ) The Notes may be redeemed prior to Stated Maturity Date.
          Initial Redemption Date:
          Initial Redemption Percentage: ___ %
          Annual Redemption Percentage Reduction: ___% until Redemption
                                                      Percentage is 100% of the
                                                      Principal Amount.
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Repayment:
    (X) The Notes cannot be repaid prior to the Stated Maturity Date.
    ( ) The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
             Optional Repayment
             Date(s): Repayment Price: ___ %


Currency:
    Specified Currency: U.S. Dollars (If other than U.S. Dollars, see attached) Minimum Denominations: _________ (Applicable only if Specified Currency is other than U.S. dollars)


Original Issue Discount:   ( )    Yes                 (X)  No
                              Total Amount of OID:    Yield to Maturity:
                                                      Initial Accrual Period:

Form:    (X) Book-Entry           ( )   Certificated


Agent:
  ____ Lehman Brothers   X  Citicorp Securities, Inc.  ____Goldman, Sachs & Co.

  ____ Merrill Lynch & Co.  ____ CS First Boston   ____ Morgan Stanley & Co.
                                                        Incorporated

Agent acting in the capacity as indicated below:
             (X)  Agent    ( )  Principal

If as principal:

      ( ) The Notes are being offered at varying prices related to prevailing market prices at the time of resale.

      ( ) The Notes are being offered at a fixed initial public offering price of ___ % of principal amount.

If as Agent:

      (X) The Notes are being offered at a fixed initial public offering price of 100% of Principal Amount.


Other Provisions: